EXHIBIT 10.1

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is executed effective as of June 19, 2009, by and among INX Inc., a Delaware corporation (“Buyer”), NetTeks Technology Consultants, Inc., a Massachusetts corporation (“Seller”), and Ethan F. Simmons, Matthew J. Field and Michael P. DiCenzo, each individuals (together, the “Shareholders” and each, individually, a “Shareholder”).

W I T N E S S E T H

Reference is made to that certain Asset Purchase Agreement, dated November 14, 2008, among the Buyer, the Seller and the Shareholders, together with all exhibits, schedules and annexes thereto (the “Asset Purchase Agreement”);

The Seller has sold to the Buyer the Purchased Assets previously owned by the Seller and the Buyer has paid the Seller the Cash Consideration and the Stock Consideration;

The Buyer, the Seller and the Shareholders seek to amend Section 1.7 of the Asset Purchase Agreement effective as of June 12, 2009, in order to modify the terms upon which Seller shall be entitled to Additional Purchase Consideration.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the Buyer, the Seller and the Shareholders do hereby agree that the Asset Purchase Agreement is modified and amended as follows:

1.	SECTION 1.7. Section 1.7 of the Asset Purchase Agreement is hereby amended by deleting Section 1.7 in its entirety and replacing it with the following new Section 1.7.

“1.7 Additional Purchase Consideration  As additional consideration for the Purchase, the Buyer will pay additional purchase consideration to the Seller following the Closing Date based on and contingent upon certain post-Closing financial performance beginning on the first day of the first full calendar year after the Closing (the “Additional Purchase Consideration”) as set forth in this section 1.7.

(a)
Seller NetTeks Business Operations Performance.  Buyer will pay Seller a variable contingent payment based on and contingent upon the financial performance of the Buyer’s business unit that is comprised, after the Closing Date, solely of the Buyer’s business activities performed by its employees out of its current locations in Massachusetts and Connecticut (the “NetTeks Business Operations”) which operations shall include the Buyer’s business operations located in the greater Boston-metro area immediately prior to the Closing Date.  As used in this Agreement, this component of the Additional Purchase Consideration shall be referred to as the “NetTeks Business Operations Earn out”.  For purposes of this Agreement, the term “NetTeks Business Operations Operating Income Contribution” means the Operating Income (as defined by GAAP as applied by Buyer in operating its business) contribution attributable to the NetTeks Business Operations before any allocation of the Buyer’s corporate-level operations and administrative expenses, all as determined by the Buyer using its normal accounting methodologies and processes, and in accordance with Generally Accepted Accounting Principles (“GAAP”); provided, however, that certain costs are excluded from the earn out calculation as detailed below. During the period from the date of this amendment through August 31, 2009, any severance payments resulting from employee terminations in the NetTeks Business Operations during such periods. The remaining rent expense related to the downtown Boston office once the space is vacated will be excluded for purposes of calculating Business Operations Operating Income Contribution for the remaining earn out period. Amortization of intangible assets related to the NetTeks acquisition will also be excluded from the earn out calculation. The NetTeks Business Operations Earn out will be calculated and paid in two components, the first based on the third and fourth calendar quarters in 2009 (the “First Measurement Period”) and the second based on the entire calendar year 2010 (the “Second Measurement Period”), as set forth below.

(i)
First Measurement Period.  This component will be based on achievement of NetTeks Business Operations Operating Income Contribution during the First Measurement Period and will be equal to seven hundred fifty thousand dollars ($750,000) times the Attainment Percentage (defined below).  As used in this Section 1.7(a)(i), the term “Performance Ratio” shall mean the percentage resulting from dividing actual Operating Income Contribution from NetTeks Business Operations during the First Measurement Period by eight hundred and eighty one thousand and fifty two dollars ($881,052). After establishing the Performance Ratio, the percentage used to calculate this component of the Additional Purchase Consideration shall be calculated (as used in this Section 1.7(a)(i), the “Attainment Percentage”) as follows:  (A) The Attainment Percentage shall be equal to one hundred and fifty percent (150%) if the Performance Ratio is equal to 100%; (B) if the Performance Ratio is less than 100%, the Attainment Percentage shall be one hundred and fifty percent (150%) less 1% for each 1% that the Performance Ratio is less than 100% but in no event shall the Attainment Percentage be reduced to an amount lower than one hundred percent (100%); and (C) if the Performance Ratio is more than 100%, the Attainment Percentage shall be one hundred and fifty percent (150%) plus 1% for each 1% that the Performance Ratio exceeds 100% but in no event shall the Attainment Percentage be increased to an amount greater than two hundred percent (200%).

(ii)
Second Measurement Period.  This component will be based on achievement of NetTeks Business Operations Operating Income Contribution during the Second Measurement Period and will be equal to eight hundred and fifty thousand dollars ($850,000) times the Attainment Percentage (defined below).  As used in this Section 1.7(a)(ii), the term “Performance Ratio” shall mean the percentage resulting from dividing actual Operating Income Contribution from NetTeks Business Operations during the Second Measurement Period by two million one hundred and thirty thousand and twenty eight dollars ($2,130,028). After establishing the Performance Ratio, the percentage used to calculate this component of the Additional Purchase Consideration shall be calculated (as used in this Section 1.7(a)(ii), the “Attainment Percentage”) as follows:  The Attainment Percentage shall be equal to the Performance Ratio if the Performance Ratio is 100%, however, if the Performance Ratio is less than 100%, the Attainment Percentage shall be reduced by 1% for each 1% that the Performance Ratio is less than 100%, and if the Performance Ratio is more than 100%, the Attainment Percentage shall be increased by 1% for each 1% that the Performance Ratio exceeds 100% up to 150% and shall increase by 0.5% for each 1% between 150%  and up to 200%; provided, however, if the above calculation results in an Attainment Percentage that is less than 50%, then the Attainment Percentage shall be zero, and if such calculation results in an Attainment Percentage that is greater than 200%, the Attainment Percentage shall be 200%.

(b)
Each payment of Additional Purchase Consideration shall be calculated and paid by Buyer to Seller within ninety (90) days of the end of the measurement period for which such payment relates. In addition, 50% of all Additional Purchase Consideration shall be paid in cash and the remainder shall be paid to the Seller, at the Buyers option, by either cash or the issuance to Seller of such number of shares of Buyer Common Stock determined by dividing fifty percent (50%) of the Additional Purchase Consideration payable for such payment by the price of Buyer’s Common Stock using the average closing price per share for the Common Stock as reported by the NASDAQ for the five (5) consecutive trading days ending prior to the second day before the date of funding of such payment of Additional Purchase Consideration.”

2.	All capitalized terms used in this Amendment without being defined herein shall have the meaning ascribed to such terms in the Asset Purchase Agreement.

3.
Any and all terms and provisions of the Asset Purchase Agreement are hereby modified and amended wherever necessary, and even though not specifically addressed herein, so as to conform to the amendments set forth in the preceding paragraphs hereof.

4.	Any and all of the terms and provisions of the Asset Purchase Agreement shall, except as expressly modified and amended hereby, remain in full force and effect.

5.	This Amendment may be executed in any number of counterparts, any one of which shall constitute an original and all counterparts being but one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the day and year first written above.

BUYER:	SELLER:

INX INC.	NETTEKS TECHNOLOGY CONSULTANTS, INC.

/s/ Brian Fontana	/s/ Ethan F. Simmons
Brian Fontana,	Ethan F. Simmons
Vice President & Chief Financial Officer	President

SHAREHOLDERS:

/s/ Ethan F. Simmons	/s/ Michael P. DiCenzo
Ethan F. Simmons, individually	Michael P. DiCenzo, individually

/s/ Matthew J. Field
Matthew J. Field, individually